Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP 300 SOUTH GRAND AVENUE, SUITE 3400 LOS ANGELES, CA 90071
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October 12, 2023

Ambrx Biopharma, Inc.

10975 North Torrey Pines Road

La Jolla, California, 92037

Re:	Ambrx Biopharma, Inc.
Post-Effective Amendments No.1 to Registration
Statements on Form S-8

Ladies and Gentlemen:

We have acted as special United States counsel to Ambrx Biopharma, Inc., a Delaware corporation (the “Company”), in connection with the Post-Effective Amendments No. 1 (the “Post-Effective Amendments”) to the registration statements on Form S-8 (File Nos. 333-257263, 333-257264 and 333-271005) (collectively, the “Registration Statements”) to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The Post-Effective Amendments relate to the adoption by the Company of the Second Amended and Restated 2016 Equity Incentive Plan (the “2016 Plan”), the Amended and Restated 2021 Equity Incentive Plan (the “2021 Plan”) and the Amended and Restated 2021 Employee Share Purchase Plan (the “2021 ESPP” and collectively with the 2016 Plan and the 2021 Plan, the “Plans”), respectively, pursuant to Rule 414 under the Securities Act as the successor registrant to Ambrx Biopharma Inc., a Cayman Islands exempted company, and the shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable pursuant to such Plans.

Ambrx Biopharma, Inc.

October 12, 2023

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion stated herein, we have examined and relied upon the following:

(a) the Registration Statements;

(b) the Post-Effective Amendments;

(c) the Plans;

(d) an executed copy of a certificate, dated the date hereof, of Jared Kelly, Senior Vice President, General Counsel and Corporate Secretary of the Company (the “Secretary’s Certificate”);

(e) copies of the Company’s (i) Certificate of Incorporation as in effect on August 11, 2023 and certified pursuant to the Secretary’s Certificate and (ii) Amended and Restated Certificate of Incorporation, as in effect from October 11, 2023, certified by the Secretary of State of the State of Delaware as of October 11, 2023 (the “Current Charter”), and certified pursuant to the Secretary’s Certificate;

(f) a copy of the Company’s (i) Bylaws as in effect on August 11, 2023 and certified pursuant to the Secretary’s Certificate and (ii) Amended and Restated Bylaws as in effect from October 11, 2023 and certified pursuant to the Secretary’s Certificate and as in effect as of the date hereof (the “Current Bylaws”) and certified pursuant to the Secretary’s Certificate;

(g) copies of certain resolutions of the Board of Directors of the Company, duly executed on October 2, 2023, certified pursuant to the Secretary’s Certificate;

(h) the report of the inspector of elections of the Special Meeting of the Stockholders of the Company held on October 10, 2023, reflecting approval of the Plans, certified pursuant to the Secretary’s Certificate; and

(i) the forms of award agreements under the Plans.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below, including the facts and conclusions set forth in the Secretary’s Certificate.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate.

Ambrx Biopharma, Inc.

October 12, 2023

In rendering the opinion stated herein, we have also assumed that (i) an appropriate account statement evidencing Shares credited to an eligible individual’s account maintained with the Company’s transfer agent has been or will be issued by the Company’s transfer agent, (ii) the issuance of Shares will be properly recorded in the books and records of the Company, (iii) each award agreement under which Purchase Rights, Incentive Stock Options, Nonstatutory Stock Options, SARs, Restricted Stock Awards, RSU Awards, Performance Awards, Options, Restricted Share awards, Restricted Share Units, Other Share or Cash-Based Awards or Other Awards (each as defined in such Plans) are granted pursuant to each of the Plans will be consistent with the Plans, and the applicable form of award agreement and will be duly authorized, executed and delivered by the parties thereto and (iv) the consideration received by the Company for each of the Shares delivered pursuant to each of the Plans shall not be less than the per share par value of the Shares.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and when the Shares are issued to the eligible individuals in accordance with the terms and conditions of each of the Plans and the applicable award agreement for consideration in an amount at least equal to the par value of such Shares, the Shares will be validly issued, fully paid and nonassessable.

In addition, in rendering the foregoing opinion we have assumed that the issuance of the Shares does not and will not constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which the Company or its property is subject (except that we do not make this assumption with respect to the Current Charter or Current Bylaws).

Ambrx Biopharma, Inc.

October 12, 2023

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Post-Effective Amendments. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Post-Effective Amendments. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission promulgated under the Securities Act. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

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